Oportun Completes $538 Million Asset Backed Securitization
5.294% average yield, 38 basis points lower than previous ABS financing in June

AAA rating on the most senior bonds; and

Company has proactively paid down $10 million of higher cost corporate debt since end of the second quarter

SAN CARLOS, Calif., August 21, 2025 – Oportun (Nasdaq: OPRT), a mission-driven financial services company, today announced the issuance of approximately $538 million of two-year revolving fixed rate asset-backed notes secured by a pool of unsecured and secured installment loans.

The offering included five classes of fixed rate notes: Class A, Class B, Class C, Class D, and Class E. Fitch rated all classes of notes, assigning ratings of AAA, AA-, A-, BBB-, and BB-, respectively. Jefferies served as the sole structuring agent and co-lead, and Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and Natixis Corporate & Investment Banking also served as co-leads.

The weighted average coupon on the transaction was 5.23%, and the weighted average yield was 5.29%. The Class A notes were priced with a coupon of 4.49% per annum; the Class B notes were priced with a coupon of 4.93% per annum; the Class C notes were priced with a coupon of 5.18% per annum; the Class D notes were priced with a coupon of 5.91% per annum; and the Class E notes were priced with a coupon of 9.20% per annum.

“This transaction reflects the continued strength of our platform and our ability to deliver for both our investors and members,” said Paul Appleton, Interim Chief Financial Officer at Oportun. “Earning a second AAA rating on our senior notes and pricing 38 basis points better than our June deal demonstrates strong demand for Oportun’s asset-backed securities, including from new investors. This demand allows us to lower funding costs, strengthen our balance sheet, and expand affordable credit to more qualified borrowers.”

Following the second quarter and the execution of the new ABS transaction, Oportun proactively paid $10 million toward the $27.5 million in mandatory corporate loan payments due by January 2026 — further strengthening its balance sheet. Oportun has now reduced the initial October 2024 $235 million balance on its higher cost corporate financing facility to $212.5 million.

For more information visit oportun.com. The notes were offered pursuant to Rule 144A under the Securities Act of 1933, as amended.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Oportun
Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members' financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $20.8 billion in responsible and affordable credit, saved its members more than $2.5 billion in interest and fees, and helped its members set aside an average of more than $1,800 annually. For more information, visit Oportun.com.

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Investor Contact Dorian Hare (650) 590-4323 ir@oportun.com Media Contact Michael Azzano Cosmo PR for Oportun (415) 596-1978 michael@cosmo-pr.com